SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

RELIANCE STEEL & ALUMINUM CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2004

To the Shareholders of
Reliance Steel & Aluminum Co.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 19, 2004, at 10:00 a.m., California time, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, for the following purposes:

1. To amend the Bylaws to reduce the authorized number of directors.

2. To ratify and approve the amendment of the Directors Stock Option Plan to accelerate the vesting of options when a director retires.

3. To elect four directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are Joe D. Crider, Thomas W. Gimbel, David H. Hannah, and Gregg J. Mollins.

4. To ratify and approve a stock option plan for key employees.

5. To ratify Ernst & Young LLP as our independent auditors for 2004.

6. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

      Only holders of shares of record on the books of Reliance at the close of business on April 8, 2004 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our Common Stock during the solicitation period.

      We have enclosed a Proxy Statement and a proxy in card form with this Notice. All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope to which no postage need be affixed if it is mailed in the United States. Even if you give such proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 15, 2004

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2004

      We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, on Wednesday, May 19, 2004 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

      The Board of Directors selected the persons named as proxyholders to vote the shares of Common Stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials.

      We intend to present at the Annual Meeting only the following matters: (1) an amendment of our Bylaws to reduce the authorized number of directors, (2) the ratification of an amendment to our Directors Stock Option Plan to accelerate the vesting of unexpired options when a director retires, (3) the election of four directors to serve for the ensuing two years and until their successors are duly elected and qualified, (4) the ratification and adoption of an incentive and non-qualified stock option plan for key employees, and (5) the ratification of the Audit Committee’s and the Board’s selection of Ernst & Young LLP as our independent auditors for 2004. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the amendment of the Bylaws, FOR the ratification of the amendment of the Directors Stock Option Plan, FOR the election of all of the four nominees named herein as directors, FOR the ratification and adoption of the 2004 Incentive and Non-Qualified Stock Option Plan, and FOR the ratification of Ernst & Young LLP as our independent auditors for 2004. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by March 3, 2004, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests; provided that the proxyholders will not vote for more than four nominees for the Board of Directors.

      If you execute a proxy, the proxy may be revoked at any time before it is voted (i) by filing with the Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to Reliance of the death or incapacity of the shareholder who executed the proxy. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

      An Annual Report with audited financial statements for the fiscal year ended December 31, 2003 accompanied by a letter to the shareholders from the Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer is included with this Proxy Statement. That report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material. We intend to mail this Proxy Statement and accompanying material on or about April 15, 2004.

INFORMATION CONCERNING RELIANCE’S SECURITIES

      Our only voting securities are shares of Common Stock, no par value. As of February 27, 2004 we had a total of 32,304,497 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 8, 2004 will be entitled to vote at the Annual Meeting.

      In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you have given notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder thinks fit. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

      A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the four individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to amend the Bylaws, to approve the amendment to the Directors Stock Option Plan, to approve the proposed incentive and non-qualified stock option plan, and to ratify the engagement of the independent auditors.

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of February 27, 2004, with respect to the beneficial ownership of our Common Stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the Common Stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature		Percentage of
Name and Address	of Beneficial		Outstanding
of Beneficial Owner(1)	Ownership(2)		Shares Owned

Florence A. Neilan	4,198,090		13.03%
2888 Bayshore Dr., Apt. A-12
Newport Beach, CA 92663

Franklin Resources, Inc	2,605,722	(3)	8.09%
One Franklin Parkway
San Mateo, CA 94403

Joe D. Crider	134,209	(4)	*
400 A Mariposa
Sierra Madre, CA 91024

Thomas W. Gimbel	338,368	(5)	1.05%
P.O. Box 50270
Pasadena, CA 91115

David H. Hannah	157,288	(6)	*
Douglas M. Hayes	19,250	(7)	*
2545 Roscomare Rd.
Los Angeles, CA 90077

Robert Henigson	321,925		1.00%
P.O. Box 345
Deer Harbor, WA 98243

Franklin R. Johnson	4,250	(8)	*
400 South Hope Street, Suite 2300
Los Angeles, CA 90071

Gregg J. Mollins	128,601	(9)	*
William I. Rumer	718,479	(10)	2.23%
515 Ocean Avenue, #602 So.
Santa Monica, CA 90402

Leslie A. Waite	70,656	(11)	*
1640 Lombardy Road
Pasadena, CA 91106

Karla R. Lewis	59,968	(12)	*
James P. MacBeth	44,848	(13)	*
William K. Sales, Jr.	24,379	(14)	*
All directors and executive officers as a group (12 persons)	2,022,221	(15)	6.23%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	A Schedule 13-G was filed on behalf of Franklin Resources, Inc., parent holding company; Charles B. Johnson, principal shareholder of parent holding company; Rupert H. Johnson, Jr., principal shareholder of parent holding company; and Franklin Advisory Services, LLC, investment adviser, all of which disclaim beneficial ownership of the shares, which securities are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Of the reported shares,

595,650 shares are owned by Franklin Advisers, Inc., 1,614,500 shares are owned by Franklin Advisory Services, LLC and 395,572 shares are owned by Franklin Private Client Group, Inc.

(4)	The shares are held by Mr. Crider as a Co-Trustee of the Crider Family Trust with his wife.

(5)	Includes 18,650 shares that are owned jointly with Mr. Gimbel’s wife. Excludes 10,600 shares which are held in trusts, for which Mr. Gimbel is the Trustee, for the benefit of Mr. Gimbel’s children, as to which he disclaims beneficial ownership.

(6)	Includes 65,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $22.00 to $25.60 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 13,192 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(7)	Includes 15,000 shares issuable upon the exercise of options held by Mr. Hayes, with an exercise price of $18.83 per share.

(8)	Includes 3,750 shares issuable upon the exercise of options held by Mr. Johnson, with an exercise price of $26.39 per share.

(9)	Includes 65,000 shares issuable upon the exercise of options held by Mr. Mollins, with an exercise price of $22.00 to $25.60 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 5,506 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(10)	The shares are held by Mr. Rumer as Trustee of the Rumer Family Trust. Includes 15,000 shares issuable upon the exercise of options held by Mr. Rumer, with an exercise price of $18.83 per share. Excludes shares held by Mr. Rumer’s wife and adult children as to which he disclaims beneficial ownership. Includes 1,500 shares held in Mr. Rumer’s I.R.A.

(11)	Includes 15,000 shares issuable upon the exercise of options held by Mr. Waite, with an exercise price of $18.83 per share.

(12)	Includes 35,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $22.00 to $25.60 per share. Excludes 2,060 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(13)	Includes 17,500 shares issuable upon the exercise of options held by Mr. MacBeth, with exercise prices of $25.25 to $25.60 per share. Excludes 5,015 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(14)	Includes 17,500 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $25.25 to $25.60 per share. Excludes 549 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(15)	See notes 4 through 14.

PROPOSALS

AMENDMENT OF BYLAWS

      The Nominating and Governance Committee of the Board of Directors recommended to the Board of Directors that our Amended and Restated Bylaws be amended to change the range of the authorized number of directors. The Bylaws provide that the authorized number of directors be from a minimum of nine (9) to a maximum of fifteen (15). It is proposed that the authorized number of directors be reduced to require a minimum of seven (7) to a maximum of thirteen (13) directors, because, with Mr. Rumer’s retirement, there will be only eight (8) members of the Board of Directors. The change in the authorized number of directors would keep the actual number of directors within the authorized range and still allow for growth of the Board if the Nominating and Governance Committee or the Board of Directors identifies additional qualified nominees that would be advantageous for the Company to have as members of the Board of Directors. Accordingly, the Board of Directors, subject to the approval of the shareholders, adopted a resolution to amend Section 3.2 of the Amended and Restated Bylaws of the Company to read in its entirety as follows:

“The authorized number of directors of the corporation shall not be less than seven nor more than thirteen, with the exact number of directors to be fixed, within the limit specified, by resolution of the Board of Directors.”

      The Board of Directors recommends that the shareholders vote FOR this amendment to the Amended and Restated Bylaws. Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR this amendment.

AMENDMENT OF DIRECTORS STOCK OPTION PLAN

      In May 1998 the shareholders approved the Directors Stock Option Plan (“Directors Plan”), which is described below. The Directors Plan provides, among other things, for automatic grants of stock options to non-employee directors to allow them the opportunity to acquire our Common Stock. These automatic grants occur every five (5) years for as long as the individual remains a director of the Company. The options are not exercisable for the first year and then become exercisable at the rate of twenty-five percent (25%) per year on a cumulative basis. The Directors Plan also allows the Board of Directors to grant other options to non-employee directors. If options are not vested and exercisable at the time that an individual ceases to be a director of the Company, the options will expire by their terms. In light of the fact that some of our directors have remained on the Board of Directors for a substantial period of time and in order to encourage directors to retire at or near the age designated as the mandatory retirement age for directors, and are not subject to the mandatory retirement age recently instituted, the Compensation and Stock Option Committee, the Nominating and Governance Committee and the Board of Directors believe that it is in the best interest of the Company to amend the Directors Plan to accelerate the vesting of the director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75. Accordingly, the Board of Directors has approved the amendment to the Directors Plan set forth in Appendix A and requests that the shareholders ratify this amendment. The amendment provides that, in the event that a non-employee director ceases to be a director of the Company as a result of his or her retirement from the Board of Directors at or after the age of 75, any unexpired stock options that have been granted under the Directors Plan shall become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. This amendment would allow Mr. Rumer to exercise those stock options to acquire 7,500 shares of Common Stock at an exercise price of $17.11 held by Mr. Rumer that would otherwise expire by their terms on his retirement, and could affect other outstanding unexpired options if a director holding such options retires at or after the age of 75 without having exercised such options.

      The Board of Directors recommends that you vote FOR the ratification of this amendment. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the amendment of the Directors Plan.

ELECTION OF DIRECTORS

      Our Bylaws divide the Board of Directors into two classes, as nearly equal in number as possible, and require one class to be elected each year and serve for a two-year term. The terms of five of the incumbent directors expire as of the date of the Annual Meeting. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: Joe D. Crider, Thomas W. Gimbel, David H. Hannah and Gregg J. Mollins. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified.

      Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable.

      The nominees for the office of director expiring in 2004 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2002. Mr. William I. Rumer, whose term also expires after the election at the Annual Meeting, has served as a director of Reliance since 1957, but announced to the Board that he intends to retire and not seek re-election on expiration of his current term. The Nominating and Governance Committee has not yet identified a successor to Mr. Rumer. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select.

      Certain information with respect to each nominee is set forth in “Management” below. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

2004 STOCK OPTION PLAN

      The 1994 Incentive and Non-Qualified Stock Option Plan expired by its terms as of December 31, 2003. The Compensation and Stock Option Committee of the Board of Directors and the Board of Directors believe that it is in the best interest of the Company to adopt a replacement plan with similar terms. The purpose of the plan is to provide key employees, who will be responsible for the long-term growth of our Company (including officers), the opportunity to acquire or increase their equity interest in the Company, thereby achieving a greater commonality of interest between shareholders and employees. The Board of Directors also believes that such a plan enhances the Company’s ability to retain and attract highly qualified employees by providing additional incentives for them to assist in achieving the Company’s long-term business plans or objectives. The Company estimates that there are approximately 250 employees who would be eligible to receive options under the 2004 Plan (as defined below), but no options have yet been granted to any person. If approved, it is the intention of the Board of Directors to register the securities to be issued under the 2004 Plan.

      Attached to this Proxy Statement as Appendix B is the 2004 Incentive and Non-Qualified Stock Option Plan (“2004 Plan”) approved by the Board of Directors. This 2004 Plan reserves 3,000,000 shares of the Company’s Common Stock for issuance upon exercise of stock options granted under the 2004 Plan and allows the Compensation and Stock Option Committee to recommend that the Board of Directors approve grants of options to acquire Common Stock to key employees of the Company with an exercise price equal to at least the closing price on the New York Stock Exchange Composite Tape as of the date of the option grant. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. Under the terms of the 2004 Plan, the fair market value is deemed to be to the closing price on the New York Stock Exchange Composite Tape as of the date of the option grant. Each option would have a term of five (5) years, but would not be exercisable during the initial year of that term. Thereafter, the option would vest at the rate of twenty-five percent (25%) each year, on a cumulative basis, until it is exercised or expires. The Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or other form of payment authorized by the Committee. The 2004 Plan does allow “cashless exercises” pursuant to which a participant would be able to both exercise the option granted by the Company under the 2004 Plan and simultaneously sell some or all of the shares underlying the option through a broker in the market in order to pay the option exercise price. The 2004 Plan limits the optionee’s rights to exercise during certain blackout periods or in the event of cessation of employment for any reason. Stock options may not be granted more than ten years from the date of the 2004 Plan and expire five years from the date of the grant. The proceeds received by the Company from sales of the shares under the 2004 Plan would be used for general corporate purposes. The 2004 Plan expires by its terms on December 31, 2013.

      The Board of Directors hereby recommends that the shareholders vote FOR the ratification and adoption of the 2004 Incentive and Non-Qualified Stock Option Plan. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the adoption of the 2004 Plan.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(1)	52	Chief Executive Officer; Director
Gregg J. Mollins(1)	49	President; Chief Operating Officer; Director
Karla R. Lewis	38	Executive Vice President; Chief Financial Officer
James P. MacBeth	56	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	46	Senior Vice President, Non-Ferrous Operations
Joe D. Crider(1)(4)(5)	74	Non-Executive Chairman of the Board; Director
Thomas W. Gimbel(1)(5)	52	Director
Douglas M. Hayes(2)(4)(5)	60	Director
Robert Henigson(2)(3)(4)	78	Director
Franklin R. Johnson(2)(3)(5)	67	Director
William I. Rumer(1)(4)	77	Director
Leslie A. Waite(2)(3)(4)	58	Director

(1)	Term of office as a director expiring in 2004.

(2)	Term of office as a director expiring in 2005.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

Nominees for Directors to be Elected in 2004 With Terms Ending in 2006

      Joe D. Crider became the Chairman of the Board of Reliance in February 1997. Mr. Crider was the Chief Executive Officer of Reliance from May 1994 until his retirement in January 1999. Mr. Crider was President of Reliance until November 1995. Before becoming the Chief Executive Officer, Mr. Crider had been President and Chief Operating Officer and a director since 1987. Prior to being named as the President and Chief Operating Officer, Mr. Crider had been Executive Vice President and Chief Operating Officer since 1975. Mr. Crider also serves as a director of American Steel, L.L.C. Mr. Crider serves as a member of our Compensation and Stock Option Committee and as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Crider is an independent director.

      Thomas W. Gimbel was appointed a director of Reliance in January 1999. Since 1984, Mr. Gimbel has been the President of Advanced Systems Group, which is an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member and Chairman of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

      David H. Hannah became the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. From 1987 to 1989, Mr. Hannah was Vice President and Chief Financial Officer of Reliance and, from 1981 to 1987, was Chief Financial Officer. Mr. Hannah became a director of Reliance in 1992. Mr. Hannah also serves as a director of American Steel, L.L.C. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed by Ernst & Whinney (a predecessor to Ernst & Young LLP, our independent auditors) in various professional staff positions.

      Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002. Mr. Mollins was Vice President and Chief Operating Officer from 1994 to 1995 and Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Directors Whose Terms Continue Until 2005

      Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment banking firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Nominating and Governance Committee and our Compensation and Stock Option Committee. Mr. Hayes is also a director of Sands Regency, Inc., a public company, the securities of which are traded on NASDAQ, and for which he serves as a member of its audit committee, and a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the nominating and governance committee and as a member of the compensation committee. The Board of Directors has determined that Mr. Hayes is an independent director.

      Robert Henigson has been a director of Reliance since 1964. Mr. Henigson is a retired attorney, having been a partner of Lawler, Felix & Hall (a predecessor to Arter & Hadden LLP, our former counsel) prior to his retirement in 1986. Mr. Henigson is a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Henigson is also a director of Scope Industries, a public company whose common shares are listed on the American Stock Exchange, and serves on its audit committee and its compensation committee. The Board of Directors has determined that Mr. Henigson is an independent director.

      Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999 and, since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, none of which services has been provided to Reliance. Mr. Johnson serves as the Chairman and a member of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson is also a director of Party City Corporation, a public company, the securities of which are traded on NASDAQ, and for which he serves as chairman of its audit committee and a member of its nominating committee. Mr. Johnson serves as the First Vice President and as a director of the United States Tennis Association, a non-profit corporation, and is on the compensation and investment committees. Mr. Johnson also serves as a director and as chairman of the audit committee of the UCLA Foundation, also a non-profit entity. The Board of Directors has determined that Mr. Johnson is an independent director.

      Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Valenzuela Capital Partners. Prior to that, he had been a principal of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Director Who Will Retire in 2004

      William I. Rumer has been a director of Reliance since 1957. Mr. Rumer retired from Allied Aerospace where he was an aerospace engineer from 1961 to 1985. Mr. Rumer is a member of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Rumer is an independent director.

Executive Officers

      In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

      Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis was Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent auditors) in various professional staff positions.

      James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.

      William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp., a producer of aluminum products and a supplier of Reliance.

Significant Employees

      In addition, the following Reliance officers are expected to make significant contributions to our operations:

      Donna Newton, 50, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

      Kay Rustand, 56, joined Reliance as Vice President and General Counsel in January 2001. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in corporate and securities law. She also served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals, 9th Circuit.

Code of Ethics

      Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. This Code of Conduct is posted on our Website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the Secretary of the Company. We have also established a confidential hotline to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

      Members of the Board of Directors of Reliance who are not employees are paid $6,250 per quarter, plus $1,200 for each Board or committee meeting attended. The Chairman of the Audit Committee is paid an additional $1,250 per quarter. The Chairmen of each of the Compensation and Stock Option Committee and the Nominating and Governance Committee are paid an additional $1,000 per quarter. All directors are reimbursed for expenses incurred in connection with Board or committee meetings. Under the Directors Stock Option Plan, non-employee directors are entitled to receive options to acquire our Common Stock in accordance with that plan. During 2003, the Board of Directors met six times. No person attended fewer than

75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served. Board members are encouraged to attend the Company’s Annual Meeting of Shareholders. All but one of the directors attended the 2003 Annual Meeting. Shareholders may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the address shown above.

Committees

      The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for these committees are available on our Website at www.rsac.com. Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole.

      The Audit Committee confers formally with our independent auditors, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Board of Directors has determined that Mr. Johnson is the audit committee financial expert. Reports of the Audit Committee’s findings are made to the Board of Directors. The Audit Committee engages our independent external auditors and approves our internal auditors, and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent auditors of Reliance and all fees for audit and non-audit services provided by the independent auditors, and reviews the accounting principles being applied by Reliance in financial reporting, and the adequacy of internal controls and financial accounting procedures. In 2003, the Audit Committee met six times.

      The Compensation and Stock Option Committee annually reviews the compensation of officers of Reliance and recommends to the Board of Directors changes in that compensation, as well as administering our stock option plans and our Supplemental Executive Retirement Plan. The Compensation and Stock Option Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options, to interpret the plans, and to make all other determinations for administering the plans. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2003, the Compensation and Stock Option Committee met two times.

      In 2002 the Board of Directors established a Nominating and Governance Committee. The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but has the policy of seeking candidates, by any method the Committee determines to be appropriate, with experience, knowledge and expertise to complement the other directors on the Board. The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Corporate Governance Principles posted on our Website. In 2003, the Nominating and Governance Committee met two times.

Executive Session

      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director.

AUDIT COMMITTEE REPORT

      The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent auditors and the performance of our internal auditors, and maintaining open communication between the Board and the independent auditors, the internal auditors, and financial management. During 2003, the Audit Committee, which is composed entirely of independent, non-employee directors, met six times. The Audit Committee reviewed its Charter but did not recommend any changes in its Charter to the Board. A copy of the Audit Committee Charter is posted on our Website.

      In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2003 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the independent auditors the auditors’ independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent auditors with the auditors’ independence. The Audit Committee approved all fees paid the independent auditors for audit and non-audit services.

      In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board of Directors, subject to ratification by the shareholders, that Ernst & Young LLP be re-appointed as the Reliance independent auditors for fiscal year 2004.

Robert Henigson	Franklin R. Johnson, Chairman	Leslie A. Waite

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Committee

      The Compensation and Stock Option Committee of the Board of Directors is composed entirely of independent, non-employee directors and makes recommendations to the Board of Directors regarding compensation of Reliance’s officers. The following report submitted by the Compensation and Stock Option Committee addresses compensation policies for 2003 applicable to Corporate officers, including the executive officers named in the Summary Compensation Table, and the Stock Option Plan and Supplemental Executive Retirement Plan (the “SERP”). Although Joe D. Crider was added to this Committee at the beginning of 2004, this report reflects the deliberations of the Compensation and Stock Option Committee in 2003.

Principles and Programs

      The executive compensation program is a pay for performance program. It is designed to:

•	motivate executives to enhance shareholder value with compensation plans that are tied to Reliance’s performance; and

•	target executive compensation at a level to ensure our ability to attract and retain superior executives.

Cash Salaries and Incentive Compensation Programs

      To meet the above objectives, the program has both cash and equity elements that consist of base salary, an annual cash (and stock) incentive bonus and stock options. In determining executive compensation, the Compensation and Stock Option Committee evaluates both the total compensation package and its individual elements. As part of its review, the Compensation and Stock Option Committee considers compensation data publicly available with respect to certain key competitors. When competitive data is used, the Compensation and Stock Option Committee gives primary consideration to the companies in Reliance’s peer group.

      Generally, the base compensation is set in the mid-to-high range for comparable companies, and the cash and stock incentive bonus is used to compensate employees for their performance. It is expected that total compensation will vary annually based on Company and individual performance and individual contributions to Reliance and its performance. The Compensation and Stock Option Committee and the management of Reliance believe that compensation should be based both on short-term and long-term measurements and be directly tied to Company performance. The Compensation and Stock Option Committee applied the same standards to Mr. Hannah as Chief Executive Officer of Reliance as to other officers.

      Under the Key-Man Incentive Plan, the cash portion of the annual bonus is designed to provide a short-term (one-year) incentive to officers based on an evaluation of their individual contribution to our financial performance for the year and to assist in their exercise of our stock options for a long-term incentive. Corporate officers and division managers are eligible for incentive bonus payments under this Plan. Incentive awards are made after the prior fiscal year’s results are known. Generally, the aggregate of all awards made as an annual bonus may not exceed that amount which is equal to 20% of the amount by which our net income for that year exceeds the monthly average rate of return on a one-year Treasury bill (as supplied by the Federal Reserve Board) multiplied by our net worth at the beginning of the year (the “Incentive Pool”). No awards are made unless our net income for that year exceeds the average rate of return on a one-year Treasury bill (considered as a risk-free rate of return) multiplied by Reliance’s net worth. Upon recommendation of the Compensation and Stock Option Committee, the Board approves all Corporate officer incentive payments. Officers of the subsidiaries (other than RSAC Management Corp.) are not currently eligible to participate in the Key-Man Incentive Plan, but are eligible to participate in other plans that the Compensation and Stock Option Committee does not administer. These plans are based on each subsidiary’s financial performance for the year and are reviewed and administered by the board of directors for each subsidiary.

      The formula used to distribute the Incentive Pool among the key personnel is reviewed annually to reflect better the individuals’ respective contributions to the operational profitability of Reliance. Officers are awarded points based on their individual performance, as determined appropriate by the Compensation and Stock

Option Committee. Participating division managers are ranked according to four criteria (size of the division, measured in sales dollars; profitability of the division, in pretax income dollars; pretax return on sales; and pretax return on division assets) and awarded points based on their rankings. The Incentive Pool is then allocated to participants based on their respective number of points.

      The maximum incentive bonus for division managers is 40% of base compensation. The maximum incentive bonus for our Corporate officers ranges from 40% to 125% of base compensation. This incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, which is restricted for two years and is considered a long-term incentive. Corporate officers have the option of having this incentive compensation bonus payable 100% in cash.

      With respect to stock options that may be granted, which are considered long-term incentives, the Compensation and Stock Option Committee has its scope and authority defined for it by the Stock Option Plan that it administers. The Compensation and Stock Option Committee has complete authority to interpret the Plan and make all decisions with respect to how it functions. The Compensation and Stock Option Committee recommends to whom and in what number, and with what terms and conditions, options should be granted but the Board must authorize the issuance of the options.

      The Compensation and Stock Option Committee recommended to the Board in 2003 that an aggregate of 718,000 options be issued to key employees, of which 140,000 were issued to named executive officers, which recommendations were approved and options granted by the Board in October 2003.

      Typically, the Compensation and Stock Option Committee receives recommendations from the executive officers of Reliance as to who should receive options and in what amounts and then the Compensation and Stock Option Committee meets to review and discuss those recommendations. In making its recommendations to the Board, the Compensation and Stock Option Committee considers the position of the intended optionee, his or her importance to our activities, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants.

Douglas M. Hayes	Robert Henigson	William I. Rumer	Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION

      The following table summarizes certain information concerning the compensation that we paid during fiscal years 2003, 2002 and 2001 to our chief executive officer and each of the other four most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities to Reliance during fiscal 2003:

Summary Compensation Table

					Long Term
					Compensation

						Securities
		Annual Compensation			Restricted	Underlying
Name and					Stock	Options/	All Other
Principal Position	Year	Salary	Bonus(1)	Other(2)	Awards	SARs(#)	Compensation(3)

David H. Hannah	2003	$500,000	$575,297	$370,800		30,000	$10,615
Chief Executive Officer	2002	500,000	413,948			20,000	10,326
	2001	475,000	490,640			20,000	9,540
Gregg J. Mollins	2003	$375,000	$476,737	$326,700		30,000	$10,615
President and Chief	2002	375,000	344,117			20,000	10,326
Operating Officer	2001	350,000	407,941			20,000	9,540

Karla R. Lewis	2003	$230,000	$292,466	$408,600		30,000	$10,615
Executive Vice President	2002	230,000	292,466			20,000	10,326
and Chief Financial Officer	2001	210,000	267,050			20,000	9,540

James P. MacBeth	2003	$200,000	$224,341	$371,621		25,000	$10,615
Senior Vice President	2002	200,000	204,341	11,835		20,000	10,326
Carbon Steel Operations	2001	190,000	194,134	74,880		10,000	9,540

William K. Sales, Jr.	2003	$200,000	$224,341	$345,056		25,000	$10,615
Senior Vice President	2002	200,000	204,341	47,340		20,000	10,326
Non-Ferrous Operations	2001	190,000	194,134			10,000	9,540

(1)	The amounts shown were paid under our Key-Man Incentive Plan and also include holiday bonuses.

(2)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options. See “Aggregated Options/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values”.

(3)	The amounts represent allocations to the accounts of each of the named executive officers of contributions made to our ESOP and the amount that represents our matching contribution to our 401(k) savings plan.

      During the fiscal years ended December 31, 2003, 2002 and 2001, non-qualified stock options for 140,000, 100,000 and 80,000 shares, respectively, of our Common Stock were granted to the executive officers named in the previous table. The following table sets forth information for the executive officers named above with regard to stock options granted during the year ended December 31, 2003:

Options and Stock Appreciation Rights

Granted During Last Fiscal Year

					Potential Realizable Value
		Percent of			At Assumed Annual Rates
		Total			of Stock Price Appreciation
	Number	Employee	Per Share		for Option Term
	of	Options	Exercise	Expiration
Name	Shares	Granted	Price	Date	5%	10%

David H. Hannah	30,000	4.2%	$25.08	10/20/08	$207,874	$459,348
Gregg J. Mollins	30,000	4.2%	$25.08	10/20/08	$207,874	$459,348
Karla R. Lewis	30,000	4.2%	$25.08	10/20/08	$207,874	$459,348
James P. MacBeth	25,000	3.5%	$25.08	10/20/08	$173,229	$382,790
William K. Sales, Jr.	25,000	3.5%	$25.08	10/20/08	$173,229	$382,790

      The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2003, and the stock options held as of December 31, 2003:

Aggregated Options/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised Options/	Options/SARs
	Shares Acquired	Value	SARs at FY-End(#)	at FY-End($)(1)
Name	on Exercise(#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

David H. Hannah	45,000	$370,800	52,500/57,500	$434,225/$465,675
Gregg J. Mollins	45,000	$326,700	52,500/57,500	$434,225/$465,675
Karla R. Lewis	30,000	$408,600	22,500/57,500	$201,725/$465,675
James P. MacBeth	28,875	$371,621	10,000/45,000	$77,850/$357,200
William K. Sales, Jr.	28,875	$345,056	10,000/45,000	$77,850/$357,200

(1)	The value of the shares as of December 31, 2003 was based on the composite closing price on the New York Stock Exchange for that date or at the date of exercise.

Stock Option Plans

      In 1994, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 1994. In May 2001, the shareholders approved an amendment to the 1994 Plan to increase the number of authorized shares under the 1994 Plan to allow options to be granted for a maximum of 2,500,000 shares. As of December 31, 2003, there were 1,373,475 options to acquire shares of Common Stock outstanding under the 1994 Plan and 512,675 authorized shares available under the 1994 Plan. The 1994 Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Internal Revenue Code of 1986 (the “Code”) or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with either cash or shares of our Common Stock or other form of payment authorized by the Committee. Stock options may not be granted more than ten years from the date of the 1994 Plan and expire five years from the date of the grant. The 1994 Plan expired by its terms as of December 31, 2003, but the outstanding options remain exercisable in accordance with their terms.

      In January 2001, we issued options to acquire an aggregate of 193,000 shares of our Common Stock at $25.25 per share to key employees, of which 80,000 options were issued to named executive officers. In January 2002, we issued options to acquire an aggregate of 345,500 shares of our Common Stock at $25.60 per share to key employees based on their performance, of which 100,000 options were issued to named executive officers. In October 2003, we issued options to acquire an aggregate of 718,000 shares of our Common Stock at $25.08 per share to key employees, of which 140,000 options were issued to named executive officers. In 2001, options to acquire 107,350 shares of our Common Stock were exercised at prices ranging from $8.11 to $22.00 per share, 4,500 of which were exercised by the named executive officers. In 2002, options to acquire 170,600 shares of our Common Stock were exercised at prices ranging from $12.67 to $25.25 per share, 22,500 of which were exercised by the named executive officers. In 2003, options to acquire 423,375 shares of our Common Stock were exercised at prices ranging from $18.83 to $25.60 per share, 177,750 of which were exercised by the named executive officers.

      In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 300,000 shares of our Common Stock reserved for issuance under the Directors Plan. As of December 31, 2003, there were 114,000 options to acquire shares of Common Stock outstanding under the Directors Plan and 142,000 authorized shares available under the Directors Plan. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our Common Stock to non-employee directors. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis. With respect to options granted in March 1999 to purchase 105,000 shares of our Common Stock at $18.83 per share, 20% of the options were immediately exercisable, and, in each of the following four years, 20% of the options became exercisable on a cumulative basis, as specifically approved by the Board of Directors. No options were issued in 2001. In February 2002, we issued options to purchase 7,500 shares of our Common Stock at $26.39 per share. In May 2003, we issued options to purchase 37,500 shares of our Common Stock at $17.11 per share. In 2001 and 2002, no options to acquire shares of our Common Stock were exercised under the Directors Plan. In 2003, options to acquire 36,000 shares of our Common Stock were exercised at prices ranging from $18.04 to $18.83 per share.

      The following table sets forth certain information regarding the 1994 Plan and the Directors Plan as of December 31, 2003:

Equity Compensation Table

Number of Securities
	to be Issued upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	1,487,475	$24.38	142,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,487,475	$24.38	142,000

      No shares of the Company’s Common Stock are currently reserved for issuance under any other equity compensation plan.

401(k) Savings Plan

      Various 401(k) and profit sharing plans were maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “Master Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the Master Plan. The Master Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the Master Plan. Reliance’s contributions to the Master Plan for the years ended December 31, 2003, 2002, and 2001 were $4,528,000, $4,543,000 and $3,948,000, respectively. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the Master Plan as of December 31, 2003.

      Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan

      In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to key officers of Reliance. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Separate SERP’s exist for one of the companies acquired during 1998 and for our 50.5%-owned company, which provide post-retirement benefits to certain key employees of each company. Reliance expenses were $1,696,000, $1,608,000 and $1,212,000 for the plans for the years ended December 31, 2003, 2002, and 2001, respectively, based on calculations made by our actuaries.

      The estimated present value of annual benefits payable by the SERP, net of amounts received under other retirement plans that we sponsor, at the normal retirement age of 65 for each of the executive officers named above is as follows:

Estimated Annual Benefits
Name	Payable Upon Retirement

David H. Hannah	$290,856
Gregg J. Mollins	$248,016
Karla R. Lewis	$164,904
James P. MacBeth	$134,124
William K. Sales, Jr.	$143,568

Incentive Plan

      We have maintained a Key-Man Incentive Plan for our division managers and officers since 1965, with subsequent amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999, to more accurately reflect the conditions of Reliance and the industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our officers and division managers are eligible to participate in the pool and our division managers are ranked according to certain criteria and awarded points based on their rankings. The incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, except that Corporate officers have the option of having this bonus paid 100% in cash. Officers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan. See “Compensation and Stock Option Committee Report”.

      We also maintain a bonus plan for division managers that allows them to participate in pretax income from their respective divisions if that income exceeds an amount equal to a 15% return on division assets. This bonus plan has been in effect for many years. In 2003, 13 out of 24 division managers received bonuses under this plan. In addition, most divisions have informal incentive compensation arrangements for other employees, which are proposed by division managers and approved from time to time by executive officers of Reliance. Our subsidiaries, other than RSAC Management Corp., have separate incentive bonus plans structured in the same manner to provide bonuses to certain of the officers and managers of these subsidiaries, based upon the earnings of the respective subsidiary. These subsidiary bonus plans are also reviewed periodically by the executive officers of Reliance and the subsidiary board of directors.

Employee Stock Ownership Plan

      In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our Common Stock. Union Bank of California is the ESOP trustee. All non-union employees, including officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the Internal Revenue Service. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contributions were $800,000 in each of 2003, 2002, and 2001. The cash contributions are then used to purchase shares of our Common Stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries, except for RSAC Management Corp., are not eligible to participate under our ESOP.

PERFORMANCE GRAPHS

     The following graph compares the performance of our Common Stock with that of the S&P 500, the Russell 2000 and two peer groups that we selected for the five-year period from December 31, 1998, adjusted for the September 1999 3-for-2 stock split, through December 31, 2003. The comparison of total return assumes that a fixed investment of $100 was invested on December 31, 1998 in our Common Stock and assumes the reinvestment of dividends. Since there is no nationally-recognized industry index consisting of metals service center companies to be used as a peer group index, Reliance constructed its own peer group. The peer group originally consisted of Steel Technologies Inc., Olympic Steel Inc., Metals USA, Inc. and Gibraltar Steel Corporation, all of which have securities listed for trading on NASDAQ; A.M. Castle & Co., which has securities listed for trading on the American Stock Exchange; and Ryerson Tull, Inc. which has securities listed for trading on the New York Stock Exchange, as of December 31, 2003 (collectively, “Old Peer Group”). This year we have added Worthington Industries, Inc. to the peer group, which has securities listed for trading on the New York Stock Exchange (Old Peer Group together with Worthington Industries, “New Peer Group”). We believe that this addition better reflects our competitive market. We show the comparison for both groups below. The returns of each member of the peer groups are weighted according to that member’s stock market capitalization as of the period measured. Although the performance of our Common Stock has been better than the performance of the securities of those peer groups, the stock price performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG RELIANCE STEEL & ALUMINUM CO., THE S&P 500 INDEX,
THE RUSSELL 2000 INDEX AND TWO PEER GROUPS

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

Reliance Steel & Aluminum Co.	100	128	137	147	117	189
Old Peer Group	100	112	65	75	69	101
New Peer Group	100	126	69	104	109	143
S&P 500	100	121	110	97	76	97
Russell 2000	100	121	117	121	96	141

*	$100 Invested on December 31, 1998 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS

      In addition to a provision authorizing the indemnification of directors, our Restated Articles of Incorporation limit or eliminate the personal liability of directors for monetary damages to Reliance or its shareholders for the breach of fiduciary duty as a director in accordance with California corporate law. This provision does not limit or eliminate the liability of a director for the following: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The provisions of the Indemnification Agreements described below will be available to directors in the event of claims made against a director for certain types of liability which are not eliminated in the Restated Articles of Incorporation.

      Our Bylaws require Reliance to indemnify officers, directors, employees and agents to the fullest extent permissible by California Corporations Code Section 317 against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by that person as a result of being made or threatened to be made a party to a proceeding. Reliance has entered into indemnification agreements with all of its present directors and all of its officers, to indemnify these persons against certain liabilities. The form of these Indemnification Agreements was approved by the Board of Directors and shareholders of Reliance in March 1988, and the shareholders also authorized the Board of Directors to enter into Indemnification Agreements with all existing and future directors at the time they are so elected and to determine, from time to time, whether similar Indemnification Agreements should be entered into with other individual officers who are not directors. The Indemnification Agreements provide for indemnification in cases where indemnification might not otherwise be available in the absence of the Indemnification Agreements under our Restated Articles of Incorporation.

      Each Indemnification Agreement provides that Reliance will indemnify the indemnitee and hold him or her harmless, to the fullest extent permitted by law, from all amounts which he or she pays or is obligated to pay as a result of claims against him or her arising out of his or her service to Reliance, including derivative claims by or in the right of Reliance. Reliance has agreed to indemnify against the amounts of all damages, judgments, sums paid in settlement (if approved by Reliance, which approval will not be unreasonably withheld), counsel fees, costs of proceedings or appeals, and fines and penalties (other than fines and penalties for which indemnification is not permitted by applicable law) within the scope of the indemnification.

      In addition, Reliance has purchased directors and officers liability insurance for the benefit of its directors and officers.

COMPLIANCE WITH SECTION 16(a)

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our Common Stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, generally occurring in the previous month; and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

      Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2003, all persons have complied with the requirements of Section 16(a), except that a Form 5 filed on behalf of Douglas M. Hayes was rejected by the SEC because of a clerical error in the access code. The Form 5 was subsequently re-filed after the applicable deadline.

INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP has acted as our independent auditors for more than sixty years. The Audit Committee and the Board of Directors have selected Ernst & Young LLP to serve in that capacity again for 2004 and have approved an engagement letter for Ernst & Young LLP to serve in that capacity for 2005 and 2006, subject to shareholder approval and to certain other conditions, including that Ernst & Young LLP meets the “independence” requirements. We paid our independent auditors the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent auditors for audits of our annual financial statements and review of our quarterly financial statements included in our Forms 10-Q. Audit-related fees are those fees for services that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for internal audit services provided before we changed internal auditors in July 2002, accounting consultations, benefit plan audits, due diligence reviews in connection with certain of our acquisitions and reviews of our various regulatory filings. We paid tax fees for tax advice, planning and compliance, principally in connection with the preparation of our tax returns, and assistance related to certain governmental tax audits.

Audit Fees
2003	$1,046,000
2002	$944,000
Audit-Related Fees
2003	$129,000
2002	$412,000
Tax Fees
2003	$755,000
2002	$918,000
All Other Fees
2003	-0-
2002	-0-

      The Audit Committee approved all of these fees. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent auditor. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires Ernst & Young LLP to perform to ensure that such services and the proposed fees related to the services will not impair the independent auditors’ independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

      A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. The Board of

Directors recommends that shareholders vote FOR the selection of Ernst & Young LLP as our independent auditors for 2004. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of Ernst & Young LLP as our independent auditors for 2004.

OTHER MATTERS

      While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      We must receive any shareholder proposals intended to be presented at the 2005 Annual Meeting and included in our proxy materials relating to such meeting not later than December 17, 2004. Such proposals must be addressed to the Secretary of Reliance.

      Reliance will furnish without charge to any shareholder, upon written request directed to the Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California

April 15, 2004

APPENDIX A

AMENDMENT NO. 2

RELIANCE STEEL & ALUMINUM CO.

DIRECTORS STOCK OPTION PLAN

      This Amendment No. 2 to Directors Stock Option Plan (the “Amendment”) is adopted by the Board of Directors of Reliance Steel & Aluminum Co., a California corporation (the “Company”), to be effective as of March 1, 2004, subject to receiving the approval of the shareholders at the Company’s Annual Meeting of Shareholders scheduled for May 19, 2004.

      1.     Purpose. The purpose of this Amendment is to amend the Reliance Steel & Aluminum Co. Directors Stock Option Plan (the “Directors Plan”) which was adopted by the Board of Directors on or about January      , 1998 and approved by the shareholders of the Company at the Annual Meeting of Shareholders on May 20, 1998, and thereafter amended by Amendment No. 1 effective as of March 1, 1999. All terms in this Amendment shall have the same meanings as set forth in the Directors Plan unless otherwise specifically defined.

      2.     Authority to Amend. Under Section 13 of the Directors Plan, the Board may from time to time amend the Directors Plan without shareholder approval except where such Amendment would (a) increase the number of shares reserved for Options pursuant to Section 3 of the Directors Plan, (b) permit the grant of any Option at a price less than that determined in accordance with Section 6 of the Directors Plan, or (c) permit the grant of Options which expire beyond the period provided for in Section 6 of the Directors Plan. Section 6.c. of the Directors Plan provides: “If the Optionee ceases to be a Non-Employee Director of the Company for any reason before all or any part of the Option becomes exercisable, the Option shall terminate and remain unexercisable as to any part that has not previously become exercisable.” This Amendment is intended to amend that provision and, accordingly, the Board of Directors shall obtain shareholder approval for this Amendment.

      3.     Amendment of Exercise of Options. The last sentence of Section 6.c. of the Directors Plan is hereby amended to read in its entirety as follows: “If the Optionee ceases to be a Non-Employee Director of the Company for any reason before all or any part of the Option becomes exercisable, the Option shall terminate and remain unexercisable as to any part that has not previously become exercisable, except as specifically provided below.”

      4.     Retirement Provision. The Directors Plan is hereby further amended to add Section 6.f. to read as follows:

“f. Retirement. If a Non-Employee Director retires as a member of the Board of Directors of the Company at or after the age of seventy-five (75), which has been designated as the mandatory retirement age for directors, such retiring Non-Employee Director shall have the right to exercise all or any portion of his or her unexpired Options granted pursuant to this Directors Plan whether or not such unexpired Options shall be exercisable as of the date of retirement, provided that the unexpired Options are exercised, if at all, within ninety (90) days following the date of the Non-Employee Director’s retirement from the Company’s Board of Directors. Any such exercise shall be in accordance with the other terms and conditions of this Directors Plan.”

A-1

APPENDIX B

RELIANCE STEEL & ALUMINUM CO.

2004 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

      1.     Purpose. The purpose of this Reliance Steel & Aluminum Co. 2004 Incentive and Non-Qualified Stock Option Plan (the “Plan”) is (a) to advance the interests of Reliance Steel & Aluminum Co. (the “Company”) and its shareholders by providing key employees, including officers, of the Company who will be responsible for the long-term growth of the Company’s earnings the opportunity to acquire or increase their equity interests in the Company, thereby achieving a greater commonality of interest between shareholders and employees, and (b) to enhance the Company’s ability to retain and attract highly qualified employees by providing an additional incentive to such employees to achieve the Company’s long-term business plans and objectives.

      2.     Awards. Awards under the Plan may be granted in the form of (i) incentive stock options (“ISO’s”) as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) non-qualified stock options (“NQSO’s”). ISO’s and NQSO’s shall hereinafter be referred to individually as an “Option” and collectively as “Options” in the Plan.

      3.     Administration.

      a.     Committee. The Plan shall be administered by a committee (the “Committee”) authorized by the Board of Directors of the Company (the “Board”). The Committee shall consist of not less than three directors of the Company who shall be appointed, from time to time, by the Board, provided that no director who was eligible to participate in the Plan during the then preceding three years shall be appointed as a member of the Committee. At any time that the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only directors who, at the time of service, qualify as “independent directors” under any applicable New York Stock Exchange standards and as “disinterested persons” or “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act shall be members of the Committee.

      b.     Authority. Subject to the terms and conditions set forth herein, the Committee shall have full and final authority with respect to the Plan (i) to interpret all provisions of the Plan consistent with applicable federal or state law; (ii) to determine the employees who will receive Options; (iii) to determine the frequency of grant of Options; (iv) to determine the number and type (i.e., ISO’s or NQSO’s) of Options to be granted to each employee; (v) to determine the price at which the Options may be exercised consistent with the terms of the Plan; (vi) to specify the number of shares subject to each Option; (vii) to prescribe the form and terms and conditions of agreements described in Section 3(c); (viii) to determine when and how Options may be exercised and the type of consideration that may be used in connection with the exercise; (ix) to adopt, amend and rescind general and special rules and regulations for the Plan’s administration; and (x) to make all other determinations necessary or advisable for the administration of the Plan but only to the extent not contrary to or inconsistent with the provisions of the Plan, the corporate governance guidelines adopted by the Company or any applicable laws, rules or regulations. The Board of Directors as a whole (other than any director being granted Options) shall make the final determination regarding any proposed award of Options. Any action of the Board of Directors or the Committee shall be by majority vote.

      c.     Option Agreements. The terms and conditions of each Option shall be provided in an Option Agreement that shall be signed by the Company and the Optionee at the time of grant. Such terms and conditions shall be consistent with the provisions of the Plan.

      4.     Eligibility.

      a.     Employees. The Committee from time to time shall determine and recommend to the Board those officers and other key employees of the Company (including key employees of any subsidiary which now exists or may hereafter be acquired or created) to whom Options shall be granted (the “Optionee”) and the number of Shares (as defined below) to be optioned to each Optionee. No director, outside consultant, nor other independent contractor who is not an employee of the Company or a subsidiary shall be eligible to receive Options under the Plan.

      b.     Number Granted. In determining the number of Options to be granted to any Optionee, the Committee shall consider, among other things, the annual remuneration received by the Optionee from the Company, the importance of the Optionee’s duties on behalf of the Company, the Optionee’s performance of such duties, the Company’s performance and other relevant factors. The recommendations of the Committee shall be subject to the approval of the Board. Upon such approval, the appropriate officers of the Company are hereby authorized to execute and deliver the Options in the name of the Company.

      5.     Shares Subject to Plan. Subject to adjustments as provided in Sections 9c and 11 hereof, the aggregate number of shares of common stock of the Company (“Shares”) as to which Options may be granted under the Plan shall not exceed 3,000,000 Shares. If an Option granted hereunder shall expire or terminate for any reason without having been fully exercised then the Shares covered by the unexercised portion of such Option shall be available under and for any purposes of the Plan.

      6.     Allotment of Shares. Following adoption of the Plan by the Board, the Board may, in accordance with the recommendations of the Committee and the provisions of the Plan, grant Options to purchase Shares, subject to approval of the Plan in accordance with Section 11g no later than at the Company’s 2004 annual shareholders meeting.

      7.     Option Prices. The Committee shall determine the price per Share at which each Option granted under the Plan may be exercised (“Option Price”) in accordance with the following:

a. ISO’s. The Option Price at which each ISO granted under the Plan may be exercised shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time such ISO is granted. In the case of an Optionee who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company at the time an ISO is granted, the Option Price for such ISO shall not be less than 110% of the fair market value of the Shares at the time the Option is granted.

b. NQSO’s. The Option Price at which each NQSO granted under the Plan may be exercised shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time the NQSO is granted.

c. Fair Market Value. The fair market value of the Company’s common stock shall be determined as follows:

i. If the Company’s common stock is not publicly traded the fair market value shall be an amount determined by the Committee to be the price at which the Shares could reasonably be expected to be sold in an arm’s length transaction giving due consideration to such factors as recent transactions involving Shares, the Company’s actual and projected earnings, the value of the Company’s assets, any appraised valuation of the Shares, and such other factors as the Committee deems pertinent to determining fair market value.

ii. If the Company’s common stock is listed on a national securities exchange or the high and low prices are reported by NASDAQ at the time an ISO is granted, then the fair market value of a Share shall be the closing price of a Share on such exchange on the business day immediately preceding the date such Option is granted or the average of the highest and lowest selling prices as reported by NASDAQ on the date such Option is granted or, if there were no sales on said date, then on the next prior business day on which there were sales. If the Company’s stock is traded other than on a national securities exchange or the high and low selling prices are not reported on NASDAQ at the time an Option is granted, then the fair market value of a Share shall be the average between the bid and asked price of a Share on the date the Option is granted as reported on NASDAQ, if available.

      8.     Option Period. An Option granted under the Plan shall terminate, and the right of the Optionee (or the Optionee’s estate, personal representative, or beneficiary) to purchase Shares upon exercise of the Option shall expire on the date which is five years from the date of grant (the “Termination Date”).

      9.     Exercise of Options.

      a.     By an Optionee During Continuous Employment.

i. No Option may be exercised, in whole or in part, for a period of one year after the date of the grant of such Option. If the Optionee’s employment with the Company terminates for any reason during that year, the Option shall remain unexercisable and immediately terminate.

ii. Every Option shall be exercisable during the second year from its date of grant, to the extent of all or any part of one-fourth of the optioned Shares; during the third year from its date of grant it shall be exercisable to the extent of all or any part of one-half of the optioned Shares, less the number of Shares that have been acquired under the Option during the second year; during the fourth year from its date of grant it shall be exercisable to the extent of all or any part of three-fourths of the optioned Shares, less the number of Shares that have been acquired under the Option during the second and third years; and during the remainder of the term of the Option it shall be exercisable, in whole or in part, for the full number of optioned Shares, less the number that have been acquired under the Option during the second, third and fourth years; provided that the Optionee is an employee of the Company or a subsidiary at the time of the exercise or the Optionee’s representative is entitled to exercise the Option as set forth herein.

iii. An Optionee who has been continuously employed by the Company or a subsidiary or a combination thereof since the date of grant is eligible to exercise all Options which are then exercisable up to the Termination Date of such Options. The Committee will decide in each case, subject to the limitations set forth in Section 422 of the Code applicable to ISO’s to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed for this purpose interruptions of continuous employment.

      b.     Black-out Periods. No Option may be exercised during any black-out period established by the Committee. No Optionee may exercise any Option within the five business days before a dividend record date. No officer of the Company may exercise any Option without obtaining the consent of the Chief Executive Officer or the General Counsel of the Company at least one business day before the exercise.

      c.     Termination of Employment. Every Option shall expire on the earlier to occur of (i) the Termination Date set forth in the Option or (ii) three months after the cessation of the Optionee’s employment with the Company or any subsidiary under any circumstances (except for a transfer of employment between the Company and a subsidiary), unless such cessation was occasioned by death or disability within the meaning of Section 22(b)(3) of the Code (“total disability”) of the Optionee; and, if exercised after such cessation of employment, may be exercised only in respect of the number of Shares which the Optionee could have acquired under the Option by the exercise thereof immediately prior to such cessation of employment. In the event of (1) the cessation of employment by reason of death or total disability of an Optionee or (2) the death of an Optionee within three months following the cessation of his or her employment, the Option theretofore granted may be exercised within one year after the date of cessation of employment by reason of total disability or within one year after the date of death by any beneficiary designated by the Optionee to the Company in writing, by the Optionee’s estate or the executor thereof or by the person or persons to whom the Optionee’s rights under the Option shall pass by will or the laws of descent and distribution or by the custodian or guardian of the estate, but only in respect of the number of Shares which the Optionee could have acquired under the Option by the exercise thereof immediately prior to such cessation of employment. Notwithstanding the foregoing, the Option may not be exercised after the Termination Date.

      d.     Termination of Options. An Option granted under the Plan shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of the Plan, it can no longer be exercised for Shares originally subject to the Option.

      e.     Persons Subject to Section 16 of the Exchange Act. Optionees who are subject to Section 16 of the Exchange Act are hereby advised that, to rely on Rule 16b-3, the Optionee may be required to hold any equity security of the Company acquired upon exercise of an Option by such person for at least six months after the date of grant of the Option.

      10.     Manner of Exercise and Payment.

      a.     Manner of Exercise. An Option granted pursuant to the Plan may be exercised, subject to provisions relating to its termination, from time to time, only by (i) written notice of intent to exercise the Option with respect to a specified whole number of Shares; (ii) payment to the Company in a manner permitted by Section 10b (contemporaneously with delivery of each such notice) of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised; and (iii) if the Company shall so require, written representation, in form and substance satisfactory to the Company, that the Shares received upon exercise of the Option are being acquired for investment. Each such notice, payment and representation shall be delivered to the Secretary of the Company or mailed by registered or certified mail or sent by facsimile or commercial courier, addressed to the Secretary of the Company at the Company’s executive offices at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, from time to time, until the total number of Shares then subject to the Option has been purchased or the Option has expired by its terms. No Shares shall be delivered pursuant to the exercise of any Option until registered or qualified for delivery under those securities laws and regulations as may be applicable thereto, in the Committee’s judgment, unless the Committee determines that an exemption from such laws is available.

      b.     Form of Payment. The Optionee shall pay for the Shares concurrently with the exercise of the Option, but in no event later than three business days after such exercise. Payment for Shares pursuant to exercise of an Option shall be made in cash, by wire or electronic transfer, by check, or by any form of “cashless” exercise that the Committee deems acceptable under applicable securities laws. If Shares previously acquired by exercise of an Option granted under the Plan are used for payment, such Shares shall be added back to the number of Shares available for grant under the Plan in accordance with the provision of Section 5.

      c.     Limitations on Exercise. In the case of Options intended to be ISO’s, the aggregate fair market value, determined as of the date of grant, of the Shares as to which such Options are exercisable for the first time by an Optionee shall be limited to $100,000 per calendar year.

      11.     Other Provisions.

      a.     Adjustments.

i. Adjustment of Shares. In the event that the Company’s outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company or another corporation by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, issuance or exercise of warrants or rights, the Committee shall make an appropriate and equitable adjustment in the number and kind of Shares subject to outstanding Options, or portions thereof then unexercised, and the number and/or kind of Shares subject to the Plan so that after such event the proportional number or type of Shares subject to the Plan and the Optionee’s right to a proportionate interest in the Company shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of any Option (except for any change in the total price resulting from rounding-off Share quantities or prices) and with any necessary corresponding adjustment in Option Price per Share. In addition, the Committee, shall provide for such adjustments to the Plan or any Option granted hereunder as it shall deem appropriate to prevent the reduction or enlargement of rights, including adjustments in the event of changes in the outstanding common stock by reason of mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, liquidations, issuance or exercise of warrants or rights and the like in which the Company is not the sole surviving successor to the assets or business of the Company. In the event of any offer to holders of common stock generally relating to the acquisition of their shares, the Board shall make such adjustments as it deems equitable in respect of outstanding Options. Any adjustments made by the Board shall be final and binding upon all Optionees, the Company and all other interested persons.

ii. Modification of ISO’s. Notwithstanding the foregoing, any adjustments made with respect to ISO’s shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such ISO’s (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISO’s. If the Committee determines that such adjustments made with respect to ISO’s would constitute a modification of such ISO’s, it may refrain from making such adjustments.

      b.     Non-Transferability. No Option granted under the Plan shall be transferable other than upon death to the designated beneficiary or by will or the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option other than as permitted in the preceding sentence shall give no right to the purported transferee. An Option may be exercised only by the Optionee, except as provided in Section 9.

      c.     Compliance with Law and Approval of Regulatory Bodies. No Option shall be exercisable and no Shares shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with the rules of all domestic stock exchanges on which the Company’s shares may be listed. Any certificate issued to evidence Shares for which an Option is exercised shall bear such legends and statements as the Board deems advisable in order to assure compliance with federal and state laws and regulations. No Option shall be exercisable and no Shares shall be delivered under the Plan until the Company has obtained consent or approval from such regulatory bodies, federal or state, having jurisdiction over such matters as the Board may deem advisable.

      d.     No Right to Employment. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ of the Company or a subsidiary or shall in any way affect the right and power of the Company or a subsidiary to terminate the employment of any participant under the Plan at any time with or without assigning a reason therefor.

      e.     Tax Withholding. The Optionee has the responsibility to pay to the Company, concurrently with the exercise of any Option, any federal, state or local taxes of any kind required by law to be withheld with respect to such exercise. The Board shall have the right, but not the obligation, to deduct from the delivery of Shares under the Plan pursuant to the exercise of an Option, any such federal, state or local taxes of any kind required by law to be withheld with respect to such exercise or to take such other action as may be necessary in the opinion of the Board to satisfy all obligation for the payment of such taxes. If Shares which would otherwise be delivered are used to satisfy tax withholding, such Shares shall be valued based on the fair market value as of the date the tax withholding is required to be made.

      f.     Amendment and Termination.

i. The Board may at any time suspend, amend or terminate the Plan, and, without limiting the foregoing, the Board shall have the express authority to amend the Plan from time to time with or, subject to the requirements of the following paragraph, without approval by the shareholders, in the manner and to the extent that the Board believes is necessary or appropriate in order to cause the Plan to conform to provisions of Rule 16b-3 under the Exchange Act and any other rules under Section 16 of the Exchange Act, as any of such rules may be amended, supplemented or superseded from time to time. Except for adjustments made in accordance with Section 11a, the Board may not alter or impair any Option previously granted under the Plan. No Option may be granted during any suspension of the Plan or after termination thereof.

ii. In addition to Board approval of an amendment, if the amendment would: (i) materially increase the benefits accruing to participants; (ii) increase the number of Shares deliverable under the Plan (other than in accordance with the provisions of Section 11a; or (iii) materially modify the requirements as to eligibility for participation in the Plan or if applicable rules of the Securities and Exchange Commission, any national securities exchange on which the Company’s securities are listed or

NASDAQ so require, then such amendment shall be approved by the holders of a majority of the Company’s outstanding capital stock represented and entitled to vote at a meeting held for the purpose of approving such amendment to the extent required by Rule 16b-3 of the Exchange Act.

      g.     Effective Date of the Plan. The Plan shall become effective upon its adoption by the Board, subject to approval of the Plan by written consent of holders of a majority of the outstanding shares of common stock or a vote of a majority of the shares represented at the 2004 annual meeting of the shareholders of the Company. Options may be granted under the Plan prior to approval of the Plan by the shareholders, but no Option may be exercised until after the Plan has been so approved by shareholders.

      h.     Duration of the Plan. Unless previously terminated by the Board, the Plan shall terminate at the close of business on December 31, 2013, and no Option shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

      i.     Use of Proceeds. The proceeds received by the Company from the sales of Shares under the Plan shall be used for general corporate purposes.

      j.     Use of Certain Terms. The term “subsidiary” shall have the meaning ascribed to it in Section 424 of the Code and unless the context otherwise required, the other terms defined in Sections 421, 422 and 424, inclusive, of the Code and regulations and revenue rulings applicable thereto, shall have the meanings attributed to them therein.

      k.     Governing Law. The law of the State of California will govern all matters relating to the Plan except to the extent it is superseded by the laws of the United States.

FOLD AND DETACH HERE	ZRLAC2

PROXY

RELIANCE STEEL & ALUMINUM CO.
Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of Shareholders on May 19, 2004

The undersigned hereby constitutes and appoints Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. on Wednesday, May 19, 2004, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071 and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends voting FOR Items 1 and 2, For all Nominees in Item 3 and FOR Items 4, 5 and 6. The Proxy Committee cannot vote your shares unless you sign and return this card.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

RELIANCE STEEL & ALUMINUM CO.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Casting your vote in one of the three ways described in this instruction card votes the common shares indicated below of Reliance Steel & Aluminum Co. that you are entitled to vote.

You can vote via the Internet or by phone anytime prior to May 18, 2004. You will need the voter control number printed below to vote via the Internet or by phone. If you do so, you do not need to mail in your proxy card.

Please consider the issues discussed in the Proxy Statement and cast your vote by:

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/rs

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail	Complete, sign, date and return the Proxy Card attached below in the enclosed envelope or sending it to EquiServe Trust Company, N.A., Proxy Services, P.O. Box 8694, Edison, NJ 08818-8694 .

FOLD AND DETACH HERE	ZRLAE1

#RLA

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2, FOR the election of all nominees listed in Item 3, and FOR Items 4, 5 and 6.

		FOR	AGAINST	ABSTAIN
1.	Amend Bylaws to reduce the authorized number of directors.	☐	☐	☐

2.	Ratify and approve the amendment of the Directors Stock Option Plan to accelerate the vesting of options when a director retires.	☐	☐	☐

3.	To elect Directors.
	Nominees:	(01) Joe D. Crider, (02) Thomas W. Gimbel, (03) David H. Hannah, (04) Gregg J. Mollins

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
4.	Ratify and approve a stock option plan for key employees.	☐	☐	☐

5.	Ratify Ernst & Young LLP as independent auditors.	☐	☐	☐

6.	In their discretion on such other matters as may properly come before the meeting.	☐	☐	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.				☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: